Exhibit 5.2

LONDON 65 Fleet Street London EC4Y 1HS
Reed Elsevier Capital Inc.	T +	44 20 7936 4000
1105 North Market Street	Direct T +
Wilmington, Delaware 19801	F +	44 20 7832 7001
United States	Direct F +
	G4 F +	44 20 7936 3960
LDE No 23
E
	W	freshfields.com

	DOC ID	LON24282700
	OUR REF	ETHE/TPB
YOUR REF
	CLIENT MATTER NO	104817-0006

4 April 2013

Dear Sirs

Reed Elsevier Capital Inc.: Registration Statement on Form F-4 in respect of 3.125% Notes due 2022

Introduction

1. We have acted as English legal advisers to Reed Elsevier Capital Inc.(the Issuer), Reed Elsevier PLC (REPLC) and Reed Elsevier NV in relation to the Registration Statement on Form F-4 (the Registration Statement) filed by the Issuer, Reed Elsevier NV and REPLC with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the issuance by the Issuer of $950,000,000 aggregate principal amount of 3.125% Notes due 2022 (the Exchange Securities) and the issuance by REPLC and Reed Elsevier NV (the Guarantors) of joint and several guarantees (the Guarantees) with respect to the Exchange Securities (the Transaction). The Exchange Securities and the Guarantees will be issued under an Indenture dated as of October 16, 2012 (the Indenture), among the Issuer, the Guarantors and The Bank of New York Mellon, a New York banking corporation, as trustee (the Trustee). The Exchange Securities will be offered by the Issuer in exchange for $950,000,000 aggregate principal amount of their outstanding 3.125% Notes due 2022 that were issued on October 16, 2012, October 24, 2012, November 7, 2012 and March 27, 2013 (the Notes).

2. You have asked us to deliver our opinion in respect of the Guarantees.

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Freshfields Bruckhaus Deringer LLP is a limited liability partnership registered in England and Wales with registered number OC334789. It is authorised and regulated by the Solicitors Regulation Authority. For regulatory information (including information relating to the provision of insurance mediation services) please refer to www.freshfields.com/support/legalnotice.

A list of the members (and of the non-members who are designated as partners) of Freshfields Bruckhaus Deringer LLP and their qualifications is available for inspection at its registered office, 65 Fleet Street, London EC4Y 1HS. Any reference to a partner means a member, or a consultant or employee with equivalent standing and qualifications, of Freshfields Bruckhaus Deringer LLP or any of its affiliated firms or entities.

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Documents Reviewed

3. In connection with the Transaction, we have examined the documents listed in Schedule 1 to this opinion and relied upon the statements as to factual matters contained in or made pursuant to each such document. Terms defined in Schedule 1 have the same meaning where used in this opinion.

Nature of Opinion, and Observations

4. (a)	This opinion is confined to matters of English law (including case law) as at the date of this opinion. We express no opinion with regard to any system of law other than the laws of England as currently applied by the English courts, and in particular, we express no opinion on European Union law as it affects any jurisdiction other than England.

(b)	By giving this opinion, we do not assume any obligation to notify you of future changes in law which may affect the opinions expressed in this opinion, or otherwise to update this opinion in any respect.

(c)	To the extent that the laws of the State of New York, the General Corporation Law of the State of Delaware and any applicable federal laws of the United States of America (upon all of which you have received the advice of Simpson Thacher & Bartlett LLP) or the laws of the Netherlands may be relevant, we have made no independent investigation of such laws and our opinion is subject to the effect of such laws including the matters contained in the opinions of Simpson Thacher & Bartlett LLP and Freshfields Bruckhaus Deringer LLP, Amsterdam. We express no views on the validity of the matters set out in such opinions.

(d)	We should also like to make the following observations:

(i)	Factual Statements: we have not been responsible for verifying whether statements of fact (including foreign law), opinion or intention in the Documents, the Registration Statement or any related documents are accurate, complete or reasonable;

(ii)	Nature of Role: we have not been involved in the preparation or negotiation of the Documents, and have reviewed them only for the limited purpose of giving this opinion in relation to the issue of the Exchange Securities and the granting of the Guarantees. Accordingly, we express no view as to the suitability of the Documents or of their provisions or their general compliance with market practice or any commercial aspects of the Documents.

(iii)	Formulae and Cash flows: we have not been responsible for verifying the accuracy or correctness of any formula or ratio (whether expressed in words or symbols) or financial schedule contained in any of the Documents, or any cash flow model used or to be used in connection with the Transaction, or whether such formula, ratio, financial schedule or cash flow model appropriately reflects the commercial arrangements between the parties;

(iv)	Tax: we express no opinion in respect of the tax treatment of the Documents or the Transaction; you have not relied on us in relation to the tax implications of the Transaction or the Documents for you or any other person, whether in the United Kingdom or in any other jurisdiction, or the suitability of any tax provisions in the Documents;

(v)	Operational Licences: we have not investigated whether REPLC has obtained any of the operational licences, permits and consents which it may require for the purpose of carrying on its business (including the Transaction); and

(vi)	Anti-trust: we have not considered whether the Transaction complies with anti-trust, competition, public procurement or state aid laws, nor whether any filings or clearances are required under such laws.

Opinion

5. On the basis stated in paragraph 4, and subject to the assumptions in Schedule 2, the qualifications in Schedule 3 and any matters not disclosed to us, we are of the opinion that:

(a)	Corporate Authorisation: the giving of the Guarantees has been duly authorised by all necessary corporate action on the part of REPLC; and

(b)	Valid/Enforceable Obligations: on the assumption and to the extent that the obligations of REPLC under the Documents constitute legal, valid and binding obligations of REPLC enforceable in accordance with all applicable laws (including the laws of the State of New York) other than the laws of England, when (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the applicable Indenture upon the exchange and (b) the Guarantees have been executed and delivered by REPLC as provided in the Indenture, the Guarantees will be recognised by, and enforceable in, the English courts subject to and in accordance with the provisions set out below.

Benefit of Opinion

6. This opinion is addressed to you solely for your own benefit in relation to the Transaction and, except with our prior written consent, is not to be transmitted or disclosed to or used or relied upon by any other person or used or relied upon by you for any other purpose. This opinion is not addressed to the holders of any Notes, Exchange Securities or Guarantees.

7. We consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the prospectus that is a part of the Registration Statement. In giving such consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Governing Law

This opinion and any non-contractual obligations arising out of or in relation to this opinion are governed by English law.

Yours faithfully

/s/ Freshfields Bruckhaus Deringer LLP

SCHEDULE 1

DOCUMENTS

(a)	The Registration Statement;

(b)	a copy of the indenture between the Trustee, the Issuer and the Guarantors dated 16 October 2012 (the Indenture);

(c)	a copy of an executed original of the Registration Rights Agreement, dated 16 October 2012, among the Issuer, the Guarantors and the representatives of the Initial Purchasers under the purchase agreement in respect of certain of the Notes and a copy of an executed original of the Registration Rights Agreement, dated 22 March 2013 (together, the Registration Rights Agreement);

(d)	the forms of the notes representing the Exchange Securities and the Guarantees endorsed thereon; and

(e)	the secretarial certificate of REPLC dated 7 November 2012 (the Secretary’s Certificate),

the Indenture, the Exchange Securities and the Guarantees are together referred to as the Documents and sometimes are individually referred to as a Document.

SCHEDULE 2

ASSUMPTIONS

In considering the Documents and in rendering this opinion, we have (with your consent and without any further enquiry) assumed:

(a)	Authenticity: the genuineness of all signatures, stamps and seals on, and the authenticity, accuracy and completeness of, all documents submitted to us (whether as originals or copies);

(b)	Copies: the conformity to originals of all documents supplied to us as photocopies, portable document format (PDF) copies, facsimile copies or e-mail conformed copies;

(c)	Constitutional Documents and Secretary’s Certificate: the Memorandum and Articles of Association of REPLC which we have examined are those in force and the resolutions of the Board of Directors of REPLC and the committee of the Board of Directors of REPLC which we have examined were passed at meetings duly convened and held, have not been amended, rescinded, modified or revoked and are in full force and effect and the certifications in the Secretary’s Certificate are true and accurate as at the date hereof and will be true and correct as at the date of issue of the Exchange Securities and the granting of the Guarantees endorsed thereon;

(d)	Directors’ Duties: that the directors of REPLC, in authorising execution of the Documents, have exercised their powers in accordance with their duties under all applicable laws and the Memorandum and Articles of Association of REPLC;

(e)	Other Parties - Corporate Capacity/Approval: that each of the parties to the Documents (other than REPLC) has the necessary capacity and corporate power to execute, deliver and perform the Documents, and that the Documents have been duly authorised, executed and delivered by each of the parties thereto in accordance with all applicable laws (other than, in the case of REPLC, the laws of England);

(f)	Validity under Other Laws: that the Documents constitute legal, valid and binding obligations of each of the parties thereto enforceable under all applicable laws (including the laws of the State of New York by which each of the Documents is expressed to be governed and the laws of the State of Delaware and the Netherlands but in this regard noting any qualifications as to enforceability of obligations set out in the opinions of Simpson Thacher & Bartlett LLP and Freshfields Bruckhaus Deringer LLP, Amsterdam) (other than, in the case of REPLC, the laws of England) and that insofar as the laws or regulations of any other jurisdiction may be relevant to (i) the obligations or rights of any of the parties under any of the Documents, or (ii) any of the transactions contemplated by any of the Documents, such laws and regulations do not prohibit, and are not inconsistent with, the entering into and performance of any of such obligations, rights or transactions;

(g)	Filings under Other Laws: that all consents, licences, approvals, notices, filings, recordations, publications and registrations which are necessary under any applicable laws (other than, in the case of REPLC, the laws of England) in order to permit the execution, delivery or performance of the Documents or to perfect, protect or preserve any of the interests created by the Documents, have been made or obtained, or will be made or obtained within the period permitted or required by such laws or regulations;

(h)	No Escrow: that the Documents have been delivered by the parties and are not subject to any escrow or other similar arrangement; and that all conditions precedent contained in the Documents have been satisfied and the Documents are unconditional in all respects;

(i)	No Amendments: that the Documents are not affected in any way by any relevant provisions of any other document or agreement (other than any other of the Documents) or any course of dealings between the parties thereto;

(j)	Unknown Facts: that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Documents or which have not been disclosed to us that may affect the validity or enforceability of the Documents or any obligation therein or otherwise affect the opinions expressed in this opinion;

(k)	Arm’s Length Terms: that the Documents have been entered into for bona fide commercial reasons and on arm’s length terms by each of the parties thereto;

(l)	FSMA: that none of the Documents is an agreement the making or performance of which constitutes, or is part of, a regulated activity within the meaning stated in the Financial Services and Markets Act 2000 (the FSMA) carried on by any party to it, and which either:

(i)	is entered into by that party in the course of carrying on the regulated activity in question in contravention of section 19 of the FSMA; or

(ii)	where the party is a person authorised for the purposes of the FSMA, is entered into by that party in the course of carrying on the regulated activity in question and in consequence of something said or done by another person (the third party) in the course of a regulated activity carried on by the third party in contravention of section 19 of the FSMA, and that none of the Documents is entered into by any person as a customer in consequence of a communication in relation to which there has been a contravention of Section 21 of the FSMA;

(m)	Investment activity: that any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of the Exchange Securities has only been communicated or caused to be communicated in circumstances in which section 21(1) of the FSMA does not apply to REPLC. These circumstances are set out in the Financial Services and Markers Act 2000 (Financial Promotion) Order 2005 (the Order) and include circumstances where any such communication is made only to or may reasonably be regarded as directed only at persons who are “investment professionals” within the meaning of Article 19(5) of the Order or are persons falling within Article 49(2)(a) to (d) of the Order;

(n)	Offer to the public: that none of the Exchange Securities has been or will be offered to the public in the United Kingdom except in circumstances which do not require the publication by REPLC of a prospectus pursuant to Part VI of the FSMA;

(o)	Bad Faith, Fraud, Duress: the absence of bad faith, breach of duty, breach of trust, fraud, coercion, duress or undue influence on the part of any of the parties to the Documents and their respective directors, employees, agents and advisers (excepting, of course, ourselves);

(p)	Representations: that the representations and warranties by the respective parties in the Documents (other than as to matters of law on which we opine in this opinion) are or were, as applicable, true, correct, accurate and complete in all respects on the date such representations and warranties were expressed to be made, and that the terms of the Documents have been and will be observed and performed by the parties thereto;

(q)	Anti-terrorism, money laundering: that the parties have complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations, and that performance and enforcement of the Documents is, and will continue to be, consistent with all such laws and regulations;

(r)	Secondary Legislation: that all UK secondary legislation relevant to this opinion is valid, effective and enacted within the scope of the powers of the relevant rule-making authorities; and

(s)	New York law: satisfactory evidence of the laws of the State of New York (by which each of the Documents is expressed to be governed) which is required to be pleaded and proved as a fact in any proceedings before the English Courts with respect to the Documents, could and would be so pleaded and proved.

SCHEDULE 3

QUALIFICATIONS

Our opinion is subject to the following qualifications:

(a)	Choice of Law: the choice of New York law to govern each of the Documents would not be recognised or upheld by the English courts where to do so would be inconsistent with the EEC Convention on the Law Applicable to Contractual Obligations as applied by virtue of the Contracts (Applicable Law) Act 1990;

(b)	Jurisdiction: we express no opinion as to whether or not the chosen court will take jurisdiction, or whether the English courts would grant a stay of any proceedings commenced in England, or whether the English courts would grant any ancillary relief in relation to proceedings commenced in a foreign court;

(c)	Service of Process: an English court will only assume jurisdiction over a dispute and give judgment if the defendant has been properly served with legal process;

(d)	Foreign Courts: we express no opinion as to whether or not a foreign court (applying its own conflict of laws rules) will act in accordance with the parties’ agreement as to jurisdiction and/or choice of law;

(e)	Foreign Currencies: English courts can give judgments in currencies other than sterling if, subject to the terms of the contract, it is the currency which most fairly expresses the claimant’s loss, but such judgments may be required to be converted into sterling for enforcement purposes;

(f)	Security for Costs: under the rules of procedure applicable, an English court may, in certain circumstances, order a claimant in an action, to provide security for costs;

(g)	Stamp Duty Indemnities: any undertakings or indemnities in relation to United Kingdom stamp duties given by REPLC may be void under the provisions of Section 117 of the Stamp Act 1891;

(h)	Penalties: any provision in the Documents providing for the payment of additional moneys by any party consequent on such party’s breach, whether expressed by way of additional interest, liquidated damages or otherwise, would be unenforceable if such provision was held to constitute a penalty and not a genuine and reasonable pre-estimate of the loss likely to be suffered as a result of the breach or default in question. We express no opinion as to whether any such provision does constitute such a genuine and reasonable pre-estimate;

(i)	Amendments to Guaranteed Contracts: an English court may interpret restrictively any provision purporting to allow the beneficiary of a guarantee or other suretyship to make a material amendment to the obligations to which the guarantee or suretyship relates without further reference to the guarantor or surety. In relation to the Guarantees, we would advise obtaining the confirmation of the guarantor or surety in respect of such amendments to the guaranteed obligations;

(j)

Severability: in some circumstances an English court would not give effect to any provision of the Documents which provides that in the event of any invalidity, illegality or unenforceability of any provision of any such document, the remaining provisions thereof shall not be affected or impaired, in particular if to do so would not accord with public policy or would involve the court in making a new contract for the parties;

(k)	Conditionality: where we express an opinion on the enforceability of the obligations of the Company, such opinion relates to enforceability of those obligations subject to the terms of the relevant Documents. For example, where any Document is expressed to be subject to conditions precedent, obligations under that Document may not be enforceable until all such conditions have been satisfied and the Documents are unconditional in all respects;

(l)	Enforcement Limitations: an English court may refuse to give effect to any provision in an agreement: (i) for the payment of costs and expenses (A) in respect of enforcement (actual or contemplated), or (B) in respect of unsuccessful litigation brought before an English court, or (C) where the court has itself made an order in respect of those costs and expenses; or (ii) which would involve the enforcement of penal revenue or other public laws of a foreign state; or (iii) which would be inconsistent with English public policy;

(m)	“Enforceable”: the term “enforceable” as used in this opinion means that the obligations assumed by the relevant party under the relevant document are of the type which the English courts enforce. This opinion is not to be taken to imply that any obligation would necessarily be capable of enforcement in all circumstances in accordance with its terms. In particular:

(i)	an English court will not necessarily grant any remedy the availability of which is subject to equitable considerations, or which is otherwise in the discretion of the court. In particular, orders for specific performance and injunctions are, in general, discretionary remedies under English law and specific performance is not available where damages are considered by the court to be an adequate alternative remedy;

(ii)	claims may become barred under the Limitation Act 1980 or the Foreign Limitation Periods Act 1984 or may be or become subject to the defence of set-off or to counterclaim;

(iii)	where obligations are to be performed in a jurisdiction outside England, they may not be enforceable in England to the extent that performance would be illegal under the laws, or contrary to the exchange control regulations, of the other jurisdiction;

(iv)	the enforcement of obligations may be limited by the provisions of English law applicable to agreements held to have been frustrated by events happening after their execution;

(v)	where a judgement is obtained against a State, the State may, even where it has submitted to the jurisdiction of the English courts in relation to the substantive dispute, be able to resist the enforcement of the judgment on grounds of state immunity;

(vi)	enforcement of obligations may be invalidated by reason of fraud;

(vii)	the enforcement of obligations may be limited or excluded by the provisions of the Human Rights Act 1998; and

(viii)	there is doubt as to the enforceability in England and Wales of US judgments in respect of civil judgments predicated purely on US securities law;

(n)	Informal Amendments: we express no view on any provision in the Documents requiring amendments or waivers to be in writing and signed by the parties, in so far as such provision suggests that informal amendments or waivers could not be effectively agreed upon or granted by or between the parties, or implied by the course of conduct of the parties;

(o)	Other Contracts: to the extent that any operative provision in a Document is reliant on another contract or a provision in another contract, and such other contract or provision is held to be void then such operative provision would also be unenforceable, to the extent of such reliance;

(p)	Exculpatory Provisions: the effectiveness of contractual terms exculpating a party from liabilities or duties otherwise owed is limited by law;

(q)	Confidentiality: provisions imposing confidentiality obligations may be overridden by the requirement of legal process;

(r)	Insolvency: this opinion is subject to all applicable laws relating to insolvency, bankruptcy, administration, reorganisation, liquidation or analogous circumstances and other similar laws of general application relating to or affecting generally the enforcement of creditors’ rights and remedies from time to time;

(s)	Entire Agreement Clauses: an English court may not recognise the effectiveness of an entire agreement clause, particularly in circumstances where pre-contractual representations have been made which are alleged to be fraudulent;

(t)	Indemnity: any indemnity obligations imposed under any of the Documents may not be legal, valid, binding or enforceable insofar as they relate to fines and penalties arising out of matters of civil or criminal liability;

(u)	Exercise of Statutory Powers: any provision of the Documents which restricts the exercise of a statutory power by a party may be ineffective; and

(v)	Set-off: we express no opinion on whether a right of set-off against contingent, unascertained or unmatured obligations would be effective.